EXHIBIT 4a

                                WARRANT AGREEMENT

         ADVANCED DEPOSITION TECHNOLOGIES, INC., a Delaware corporation (Company), and AMERICAN SECURITIES TRANSFER, INC. (AST), 1825 Lawrence Street, Suite 444, Denver, Colorado 80202, a Colorado corporation (Warrant Agent), agree as follows:

     1. Purpose. The Company proposes to publicly offer and issue up to 1,250,000 Class B Redeemable Common Stock Purchase Warrants (the "Class B Warrants"), each permitting the purchase of one (1) share (a "Share") of Common Stock, $.01 par value per share, of the Company (the "Common Stock"), at a price of $5.00 per share, subject to adjustment under certain circumstances described in this Agreement.

     2. Class B Warrants. Each Class B Warrant will entitle the registered holder of a Class B Warrant (a "Warrant Holder") to purchase from the Company one Share at $5.00 per Share (the "Exercise Price"). A Warrant Holder may exercise all or any number of Class B Warrants resulting in the purchase of a whole number of Shares. One Class B Warrant will be issued upon exercise of each Redeemable Common Stock Purchase Warrant of the Company from May __, 1996 through June __, 1996.

     3. Exercise Period. The Class B Warrants may be exercised at any time during the period following the effectiveness of an amendment to the Company's Certificate of Incorporation increases the Company's number of authorized shares of Common Stock to no less than 10,000,000 shares and ending at 3:00 p.m., Denver, Colorado time on May ___, 1998 (the "Expiration Date"), except as may be changed by Section 12 of this Agreement. After the Expiration Date, any unexercised Class B Warrants will be void and all rights of Warrant Holders shall cease.

     4.   Redemption of Class B Warrants

          a. Redemption; Redemption Price. The Company may, at its option, redeem the outstanding Class B Warrants, in whole or in part, upon not less than 30 days' prior written notice (the "Notice of Redemption"), at a price of $.10 per Class B Warrant (the "Redemption Price"), provided that the average of the market prices of the Common Stock equals or exceeds $7.00 per share during the 10 consecutive trading days ending within 20 days prior to the notice of redemption. If the Company shall determine to redeem less than all of the Class B Warrants then outstanding, then the Class B Warrant Agent shall determine the Class B Warrants to be redeemed by such manner or method as it shall deem fair and appropriate, whether by lot or otherwise. Market price shall mean (i) the average of the closing bid and ask prices for the Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or (ii) the closing sale price on the primary exchange on which the Common Stock is traded, if the Common Stock is traded on a national securities exchange.


          b. Notice of Redemption. The Company shall give notice to the Warrant Agent of any redemption in sufficient time so that the Warrant Agent shall give the Notice of Redemption to all Holders of Class B Warrant Certificates to be redeemed at least 30 days prior to the date established for such redemption (the "Redemption Date"). Each Notice of Redemption shall: (a) specify the Redemption Date and the Redemption Price; (b) state that payment of the Redemption Price will be made by the Warrant Agent upon presentation and surrender to the Warrant Agent at its principal office, of the Class B Warrant Certificates representing the Class B Warrants being redeemed; (c) state that the rights to exercise the Class B Warrants shall terminate at 5:00 p.m. New York time, on the fifth business day preceding the Redemption Date; and (d) if less than all of the Class B Warrants then outstanding are being redeemed, specify the serial numbers or portions of the Class B Warrants to be redeemed. The Company shall also make prompt public announcement of such redemption at the time of the Warrant Agent's mailing of the Notice of Redemption.

          c. Payment of Redemption Price. On or prior to the opening of business on the Redemption Date, the Company will deposit with the Warrant Agent cash, or an irrevocable letter of credit issued by a national or state bank and in form reasonably satisfactory to the Warrant Agent, sufficient in amount to purchase all of the Class B Warrants stated in the Notice of Redemption to be redeemed. Payment of the Redemption Price shall be made by the Warrant Agent upon presentation and surrender of the Class B Warrant Certificates representing such Class B Warrants to the
               Warrant Agent at its principal office. If the Notice of Redemption shall have been duly given and if the Company shall have duly deposited with the Warrant Agent the cash or irrevocable letter of credit required by this Section 4c, then any Class B Warrants not exercised by 5:00 p.m., New York time, on the Redemption Date shall no longer be deemed to be outstanding, and all rights with respect to such Class B Warrants shall from and after such time and date cease and terminate, except only for the right of the Holders thereof to receive the Redemption Price, without interest.

     5. Certificates. The Class B Warrant Certificates shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached to this Agreement. Class B Warrant Certificates shall be signed by, or shall bear the facsimile signature of, the President or a Vice President of the Company and the Treasurer of the Company and shall bear a facsimile of the Company's corporate seal. If any person, whose facsimile signature has been placed upon any Class B Warrant Certificate as the signature of an officer of the Company, shall have ceased to be such officer before such Class B Warrant Certificate is countersigned, issued and delivered, such Class B Warrant Certificate shall be countersigned, issued and delivered with the same effect as if such person had not ceased to be such officer. Any Class B Warrant

          Certificate may be signed by, or made to bear the facsimile signature of, any person who at the actual date of the preparation of such Class B Warrant Certificate shall be a proper officer of the Company to sign such Class B Warrant Certificate even though such person was not such an officer upon the date of this Agreement.

     6. Countersigning. Class B Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent hereby is authorized to countersign and deliver to, or in accordance with the instructions of, any Warrant Holder any Class B Warrant Certificate which is properly issued.

     7.   Registration of Transfers and Exchanges.  Subject to the provisions of
          Section 5, the Warrant Agent shall from time to time register the transfer of any outstanding Class B Warrant Certificate upon records maintained by the Warrant Agent for such purpose upon surrender of such Class B Warrant Certificate to the Warrant Agent for transfer, accompanied by appropriate instruments of transfer in form satisfactory to the Company and the Warrant Agent and duly executed by the Warrant Holder or a duly authorized attorney. Upon any such registration of transfer, a new Class B Warrant Certificate shall be issued in the name of and to the transferee and the surrendered Class B Warrant Certificate shall be cancelled.

     8.   Exercise of Class B Warrants.

          a. Any one Class B Warrant or any multiple of one Class B Warrant evidenced by any Class B Warrant Certificate may be exercised on or before the Expiration Date except as provided in Section 4. A Class B Warrant shall be exercised by the Warrant Holder by surrendering to the Warrant Agent the Class B Warrant Certificate evidencing such Class B Warrant with the exercise form on the reverse of such Class B Warrant Certificate duly completed and executed and delivering to the Warrant Agent, by good check or bank draft payable to the order of the Company, the Exercise Price for each Share to be purchased.

          b. Upon receipt of a Class B Warrant Certificate with the exercise form thereon duly executed together with payment in full of the Exercise Price for the Shares for which Class B Warrants are then being exercised, the Warrant Agent shall requisition from any transfer agent for the Shares, and upon receipt shall make delivery of, certificates evidencing the total number of whole Shares for which Class B Warrants are then being exercised in such names and denominations as are required for delivery to, or in accordance with the instructions of, the Warrant Holder. Such certificates for the Shares shall be deemed to be issued, and the person to whom such Shares are issued of record shall be deemed to have become a holder of record of such Shares, as of the date of the surrender of such Class B Warrant Certificate and payment of the Exercise Price, whichever shall last occur, provided that if the books of the Company with respect to the Shares shall be closed on such date, then the Shares shall be deemed to be issued, and the person to whom such Shares are issued of record shall be deemed to have become a record holder of such Shares, as of the date on which such books shall next be open (whether before, on or after the Expiration Date).

          c. If less than all the Class B Warrants evidenced by a Class B Warrant Certificate are exercised upon a single occasion, a new Class B Warrant Certificate for the balance of the Class B Warrants not so exercised shall be issued and delivered to, or in accordance with, transfer instructions properly given by the Warrant Holder until the Expiration Date.

          d. All Class B Warrant Certificates surrendered upon exercise of Class B Warrants shall be cancelled.

          e. Upon the exercise, or conversion of any Class B Warrant, the Warrant Agent shall either (a) promptly deposit the payment into an escrow account established by mutual agreement of the Issuer and the Warrant Agent at a federally insured commercial bank or
               (b) send the check to the Issuer and await clearance of funds before issuing a share certificates representing the exercised Class B Warrants to be issued. All funds deposited in the escrow account will be disbursed on a weekly basis to the issuer once they have been determined by the Warrant Agent to be collected funds. Once the funds are determined to be collected, the Warrant Agent shall cause the share certificate(s) representing the exercised Class B Warrants to be issued.

          f. Expenses incurred by American Securities Transfer, Inc. while acting in the capacity as Warrant Agent will be paid by the Company. These expenses, including delivery of exercised share certificate to the shareholder, will be billed to the Issuer and shall be refunded to Warrant Agent within 30 days. A detailed accounting statement relating to the number of shares exercised, names of registered warrant holder and the net amount of exercised funds remitted will be given to the Issuer with the payment of each exercise amount.

          g. At the time of exercise of the Class B Warrant(s), the transfer fee is to be paid by the Warrant Holder.

     9. Taxes. The Company will pay all taxes attributable to the initial issuance of Shares upon exercise of Class B Warrants. The Company shall not, however, be required to pay any tax which may be payable in respect to any transfer involved in any issue of Class B Warrant Certificates or in the issue of any certificates of Shares in the name other than that of the Warrant Holder upon the exercise of any Class B Warrant.

     10. Mutilated or Missing Warrant Certificates. If any Class B Warrant Certificate is mutilated, lost, stolen or destroyed, the Company and the Warrant Agent may, on such terms as to indemnify or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Class B Warrant Certificate, include the surrender thereof), and upon receipt of evidence satisfactory to the Company and the Warrant Agent of such mutilation, loss, theft or destruction, issue a substitute Class B Warrant Certificate of like denomination and tenor as the Class B Warrant Certificate so mutilated, lost, stolen or destroyed. Applicants for substitute Class B Warrant Certificates shall comply with such other reasonable regulations and pay any reasonable charges as the Company or the Warrant Agent may prescribe.

     11. Reservation of Shares. For the purpose of enabling the Company to satisfy all obligation to issue Shares upon exercise of Class B Warrants, the Company will at all times reserve and keep available free from preemptive rights, out of the aggregate of its authorized but unissued shares, the full number of Shares which may be issued upon the exercise of Class B Warrants will upon issue be fully paid and nonassessable by the Company.

     12. Governmental Restrictions. If any Shares issuable upon the exercise of Class B Warrants require registration or approval of any governmental authority, the Company may endeavor to secure such registration or approval; provided that in no event shall such Shares be issued, unless and until such registration or approval shall have been obtained. The Company shall have the authority to suspend the exercise of any and all Class B Warrants for a period during which the Company seeks to obtain such registration or approval. All Class B Warrants, the exercise of which have been requested on or prior to the Expiration Date, shall be exercisable upon the removal of such suspension until the close of business on the business day immediately following the expiration of such suspension. The Company shall not be required to secure the registration or approval to issue shares underlying the Class B Warrants.

     13. Adjustments. If prior to the exercise of any Class B Warrants the Company shall have effected one or more stock split-ups, stock dividends or other increases or reductions of the number of shares of its $.01 par value common stock outstanding without receiving compensation therefore in money, services or property, the number of shares of common stock subject to the Class B Warrant granted shall,
          (i) if a net increase shall have been effected in the number of outstanding shares of the Company's common stock, then the number of shares underlying the Class B Warrants shall be proportionately increased, and the cash consideration payable per share shall be proportionately reduced, and, (ii) if a net reduction shall have been effected in the number of outstanding shares of the Company's common stock, then the number of shares underlying the Class B Warrants shall be proportionately reduced and the cash consideration payable per share be proportionately increased.

     14. Notice to Warrant Holders. Upon any adjustment as described in Section 13, the Company within 20 days thereafter shall (i) cause to be filed with the Warrant Agent a certificate signed by a Company officer setting forth the details of such adjustment, the method of calculation and the facts upon which such calculation is based, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (ii) cause written notice of such adjustments to be given to each Warrant Holder as of the record date applicable to such adjustment. Also, if the Company proposes to enter into any reorganization, reclassification, sale of substantially all of its assets, consolidation, merger, dissolution, liquidation or winding up, the Company shall give notice of such fact at least 20 days prior to such action to all Warrant Holders which notice shall set forth such facts as indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the kind and amount of the shares or other securities and property deliverable upon exercise of the Class B Warrants. Without limiting the obligation of the Company hereunder to provide notice to each Warrant Holder, failure of the Company to give notice shall not invalidate corporate action taken by the Company.

     15. No Fractional Warrants or Shares. The Company shall not be required to issue fractions of Class B Warrants upon the reissue of Class B Warrants, any adjustments as described in Section 14 or otherwise; but the Company in lieu of issuing any such fractional interest, shall round up or down to the nearest full Class B Warrant. If the total Class B Warrants surrendered by exercise would result in the issuance of a fractional share, the Company shall not be required to issue a fractional share but rather the aggregate number of shares issuable will be rounded up or down to the nearest full share.

     16. Rights of Warrant Holders. No Warrant Holder, as such, shall have any rights of a shareholder of the Company, either at law or equity, and the rights of the Warrant Holders, as such, are limited to those rights expressly provided in this Agreement or in the Class B Warrant Certificates. The Company and the Warrant Agent may treat the registered Warrant Holder in respect of any Class B Warrant Certificate as the absolute owner thereof for all purposes notwithstanding any notice to the contrary.

     17. Warrant Agreement. The Company hereby appoints the Warrant Agent to act as the agent of the Company and the Warrant Agent hereby accepts such appointment upon the following terms and conditions by all of which the Company and every Warrant Holder, by acceptance of his Class B Warrants, shall be bound:

          a. Statements contained in this Agreement and in the Class B Warrant Certificates shall be taken as statements of the Company. The Warrant Agent assumes no responsibility for the correctness of any of the same except such as describes the Warrant Agent or for action taken or to be taken by the Warrant Agent.

          b. The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the Company's covenants contained in this Agreement or in the Class B Warrant Certificates.

          c. The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided the Warrant Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

          d. The Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder for any action taken in reliance upon any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

          e. The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and all other charges of any kind in nature incurred by the Warrant Agent in the execution of this Agreement and approved in advance by the Company and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for this Agreement except as a result of the Warrant Agent's negligence or bad faith.

          f. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Warrant Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred in connection with such action, suit or legal proceeding, but this provision shall not effect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Class B Warrants may be enforced by the Warrant Agent without the possession of any of the Class B Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Warrant Holders as their respective rights or interests may appear.

          g. The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Class B Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

     18. Successor Warrant Agent. Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act of a party or the parties hereto. In any such event or if the name of the Warrant Agent is changed, the Warrant Agent or such successor may adopt the countersignature of the original Warrant Agent and may countersign such Class B Warrant Certificates either in the name of the predecessor  Warrant  Agent  or in the name of the  successor  Warrant
          Agent.

     19. Change of Warrant Agent. The Warrant Agent may resign or be discharged by the Company from its duties under this Agreement by the Warrant Agent or the Company, as the case may be, giving notice in writing to the other, and by giving a date when such resignation or discharge shall take effect, which notice shall be sent at least 30 days prior to the date so specified. If the Warrant Agent shall resign, be discharged or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any Warrant Holder or after discharging the Warrant Agent, then any Warrant Holder may apply to the District Court for Denver County, Colorado, for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such Court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent, whether appointed by the Company or by such Court, shall be a bank or a trust company, in good standing, organized under the laws of the State of Colorado or of the United States of America, having its principal office in Denver, Colorado and having at the time of its appointment as Warrant Agent, a combined capital and surplus of at least four million dollars. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed and the former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it thereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for effecting the delivery or transfer. Failure to give any notice provided for in this section, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

     20. Notices. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by any Warrant Holder to or on the Company shall be sufficiently given or made if sent by mail, first class, certified or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

                     Advanced Deposition Technologies, Inc.
                          580 Myles Standish Boulevard
                                Taunton, MA 02780
                              Attention: President

          Any notice or demand authorized by this Agreement to be given or made by any Warrant Holder or by the Company to or on the Warrant Agent shall be sufficiently given or made if sent by mail, first class, certified or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

                       American Securities Transfer, Inc.
                           1825 Lawrence Street, #444
                                Denver, CO 80202

          Any distribution, notice or demand required or authorized by this Agreement to be given or made by the Company or the Warrant Agent to or on the Warrant Holders shall be sufficiently given or made if sent by mail, first class, certified or registered, postage prepaid, addressed to the Warrant Holders at their last known addresses as they shall appear on the registration books for the Class B Warrant Certificates maintained by the Warrant Agent.

     21. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Warrant Holders in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable.

     22. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

     23. Termination. This Agreement shall terminate at the close of business on the Expiration Date or such earlier date upon which all Class B Warrants have been exercised; provided, however, that if exercise of the Class B Warrants is suspended pursuant to Section 12 and such suspension continues past the Expiration Date, this Agreement shall terminate at the close of business on the business day immediately following the expiration of such suspension. The provisions of Section 17 shall survive such termination.

     24. Governing Law. This Agreement and each Class B Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be construed in accordance with the laws of said state.

     25. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and the Warrant Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Warrant Holders.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

     26. Counterparts. This Agreement may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

     Date:_______________, ____

                                       Advanced Deposition technologies, Inc.
                                       a Delaware corporation

                                       By:___________________________________
                                          Glenn J.  Walters, President

SEAL

ATTEST:

________________________________
Secretary

                                       American Securities Transfer, Inc.
                                       a Colorado corporation

                                       By:___________________________________
                                          Gregory D. Tubbs, Vice President

SEAL

ATTEST:

________________________________
Secretary